ISCO International Demonstrates Award-Winning Technology at NPSTC Governing Board Meeting

WASHINGTON, DC -- 06/18/2008 -- On the heels of winning the Next Great Idea in Wireless award from the New Jersey-based Stevens Institute, ISCO International, Inc. (AMEX: ISO), a leading wireless telecommunications solutions provider, announced today its participation in the National Public Safety Council's (NPSTC) Governing Board meeting here.

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry. Clarity, a subsidiary, specializes in the design, development and deployment of solutions for mobile devices and wireless networks.

NPSTC is a federation of organizations whose mission is to improve public safety communications and interoperability through collaborative leadership. NPSTC develops and makes recommendations to appropriate governmental bodies regarding public safety communications issues and policies the promote communications between local, state and federal agencies.

ISCO is demonstrating:

--  Next Generation PTT communications on packet data networks, including
    3G Cellular and WiFi
--  Situational Awareness with Real Time Maps and GPS-enabled Mobile
    Devices
--  Geographically defined Talkgroups

"ISCO's solutions are portable and adapt easily to our customers' requirements," said Gordon Reichard, Jr., ISCO president and CEO. "Most important, ISCO solutions tie back to a core, critical goal of every public entity and municipality -- public safety."

In addition to the above, ISCO offers a range of services in the public service arena, including interoperation of PTT between 3G cellular and land-mobile radio, and talkgroups that span cellular and land-mobile radio users.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading wireless telecommunications solutions provider -- and global supplier of radio frequency management and interference-control systems. With its acquisition of Clarity (www.claritycsi.com) in January 2008, it brings to the wireless market a suite of highly differentiated solutions for mobile operators, network infrastructure providers and other resellers of wireless products and software solutions. ISCO solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies, and the latest integrated software solutions for public safety and enterprise customers.

Contact

Ed Bergstraesser
845/876-8880
845/546-8300 cell